Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-33374, 333-126236, 333-163804) and Form S-3 (File No. 333-166604) of Appliance Recycling Centers of America, Inc. of our report’s dated March 17, 2010, relating to the consolidated financial statements and financial statement schedule of Appliance Recycling Centers of America, Inc. and Subsidiaries, which appear on pages 4 and 28, respectively, of this annual report on Form 10-K/A (Amendment No. 1) for the year ended January 2, 2010.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
January 28, 2011